                                                                      EXHIBIT 11

                        STERLING BANCORP AND SUBSIDIARIES
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS [1]


                                                           Years Ended December 31,
                                                 -------------------------------------------
                                                     2001            2000            1999
                                                 -----------     -----------     -----------

Net income                                       $19,387,548     $16,558,657     $14,563,952
Less: preferred dividends                             97,896          82,441          65,587
                                                 -----------     -----------     -----------
NET INCOME AVAILABLE FOR COMMON SHAREHOLDERS

   AND ADJUSTED FOR DILUTED COMPUTATION          $19,289,652     $16,476,216     $14,498,365
                                                 ===========     ===========     ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING        10,133,378      10,058,294      10,244,417
Add dilutive effect of:
   Stock options [2]                                 354,938          96,509         145,201
   Convertible preferred stock                       236,198         239,967         242,670
                                                 -----------     -----------     -----------
ADJUSTED FOR ASSUMED DILUTED COMPUTATION          10,724,514      10,394,770      10,632,288
                                                 ===========     ===========     ===========

BASIC EARNINGS PER SHARE                         $      1.90     $      1.64     $      1.42
                                                 ===========     ===========     ===========
DILUTED EARNINGS PER SHARES                      $      1.80     $      1.59     $      1.36
                                                 ===========     ===========     ===========



[1] The parent company's Board of Directors announced stock dividends as follows:

    DECLARATION RATE     RECORD DATE     PAYABLE DATE     DIVIDEND RATE

        11/15/01           11/30/01        12/10/01            10%
        11/16/00           12/01/00        12/08/00            10%
        11/18/99           12/14/99        12/14/99             5%


    Fractional shares were cashed-out and payments were made to shareholders in lieu of fractional shares. The basic and diluted average number of shares outstanding and earnings per share information for all prior reporting periods have been restated to reflect the effect of these stock dividends.

[2] Options issued with exercise prices greater than the average market price of the common shares for each of the years ended December 31, 2001, 2000 and 1999 have not been included in computation of diluted EPS for those respective years. As of December 31, 2001, 49,742 options to purchase shares at prices between $25.88 and $27.82 were not included; as of December 31, 2000, options to purchase 783,885 shares at prices between $14.97 and $20.48 were not included; as of December 31, 1999, options to purchase 761,016 shares at prices between $16.35 and $22.05 were not included.